Exhibit 5.1
FULBRIGHT & JAWORSKI L.L.P.
A Registered Limited Liability Partnership
Fulbright Tower
1301 McKinney, Suite 5100
Houston, Texas 77010-3095
www.fulbright.com

Telephone: (713) 651-5151	Facsimile: (713) 651-5246
May 4, 2010
EOG Resources, Inc.
1111 Bagby, Sky Lobby 2
Houston, Texas 77002
Ladies and Gentlemen:
     We have acted as counsel for EOG Resources, Inc., a Delaware corporation (the “Registrant”), in connection with the registration under the Securities Act of 1933 (the “Act”) of an aggregate of 1,000,000 shares of the Registrant’s common stock, par value $.01 per share (the “Shares”), which are to be offered upon the terms and subject to the conditions set forth in the EOG Resources, Inc. Employee Stock Purchase Plan, as amended (the “Stock Plan”). The Shares may consist of (i) the Registrant’s authorized but unissued shares of common stock (the “Original Issuance Shares”), (ii) previously issued shares of the Registrant’s common stock reacquired and held by the Registrant or (iii) shares of the Registrant’s common stock purchased on the open market.
     In connection therewith, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Restated Certificate of Incorporation, as amended, of the Registrant, the Bylaws, as amended and restated, of the Registrant, the Stock Plan, the records of relevant corporate proceedings and such other documents and instruments as we have deemed necessary or appropriate for the expression of the opinions contained herein. We also have examined the Registrant’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) with respect to the Shares.
     We have assumed the authenticity and completeness of all records, certificates and other instruments submitted to us as originals, the conformity to original documents of all records, certificates and other instruments submitted to us as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to us as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that we have examined.
     Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that upon the issuance and sale of the Original Issuance Shares pursuant to the provisions of the Stock Plan, such Original Issuance Shares will be duly authorized and validly issued, fully paid and nonassessable.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Fulbright & Jaworski L.L.P.

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